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                                                              EXHIBIT (C)(7)(I)


         Article 6I. Limitation of Liability of Directors. No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Article shall not eliminate or limit any liability of a director (I) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct...a knowing violation of law, (iii) under Sections 61 or 62 of the Massachusetts Business Corporation Law, or
         (iv) with respect to any transaction from which the director derived an improper personal benefit. The provisions of this Article shall not eliminate or limit the liability of a director of this Corporation for any act or omission occurring prior to the date on which this Article became effective. No amendment or repeal of this Article shall adversely affect the rights and protection afforded to a director of this Corporation under this Article for acts or omissions occurring while this Article is in effect.